SCHEDULE B

VVIF PORTFOLIOS

(Updated as of July 30, 2014)

The following Portfolios of the Vanguard Variable Insurance Fund shall be made available as investments underlying the Variable Insurance Products, subject to the limitations set forth in Section 2.13(c) of this Agreement:

Balanced Portfolio

Capital Growth Portfolio

Mid-Cap Index Portfolio

Small Company Growth Portfolio

Total Bond Market Index Portfolio

Total Stock Market Index Portfolio

This Schedule B to the Participation Agreement dated March 30, 2005, as amended, by and among the parties identified below is updated and effective as of July 30, 2014, and replaces all prior versions of this schedule.

THE VANGUARD GROUP, INC.		AMERICAN FIDELTY ASSURANCE COMPANY

BY:	/s/ Matthew R. Walker	BY:	/s/ David R. Carpenter
NAME:	Matthew R. Walker	NAME:	David. R. Carpenter
TITLE:	Principal	TITLE:	President

VANGUARD VARIABLE INSURANCE FUND		VANGUARD MARKETING CORPORATION

BY:	/s/ Heidi Stam	BY:	/s/ Heidi Stam
TITLE:	Secretary	TITLE:	Senior Vice President

Schedule B